Exhibit 6.28

LOAN EXTENSION AGREEMENT

This Loan Extension Agreement (“Agreement”) is made as of this 19th day of April, 2017, by and between ELIO MOTORS, INC., an Arizona corporation (“Borrower”), and STUART LICHTER (“Lender”).

RECITALS

A.          Borrower has executed and delivered the following promissory notes, all of which accrue interest at 10% per annum and were due September 30, 2017 (the “Notes”):

•	Unsecured note dated March 6, 2014 in the principal amount of $1,000,500;
•	Unsecured note dated May 30, 2014 in the principal amount of $300,000; and
•	Secured note dated June 19, 2014 in the principal amount of $600,000.

B.          Borrower and Lender wish to extend the maturity date of the Notes on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, Lender and Borrower agree as follows:

1.           The maturity date of the Indebtedness shall be extended to January 31, 2019.

2.           Except to the extent inconsistent with the terms of this Agreement, the terms of the Notes remain unchanged.

IN WITNESS WHEREOF, this Loan Extension Agreement has been duly executed as of the day and year first above written.

BORROWER:		LENDER
ELIO MOTORS, INC.

By:	/s/ Paul Elio	/s/ Stuart Lichter
	Paul Elio, Chief Executive Officer	Stuart Lichter